 Thursday, May 23, 2002

LETTER AGREEMENT: HC CLAIMS

This letter agreement is by and between J-Pacific Gold Inc., a registered corporation in British Columbia, Canada (J-Pacific) and KM Exploration LLC, a Nevada corporation (KM).

1. KM represents that it is the sole owner of twenty (20) unpatented mining claims (The Property) located in Eureka County, Nevada as described in Exhibit A attached to this document, that the claims have been properly filed with the county and BLM and that the claims are in good standing with no liens or obligations outstanding against them.

2. In return for $1.00 and other good and valuable consideration, KM grants to J-Pacific a mining lease with option to purchase on all of its interest in The Property under the following terms and conditions:

A. All dollar amounts are in US dollars.

B. Upon signing J-Pacific shall pay to KM the sum of $3,470.00 as reimbursement of KM's acquisition costs.

C. Royalty: KM retains a 3% NSR royalty interest in The Property:

1) KM grants to J-Pacific an option to purchase up to two (2) percentage points of the NSR royalty for $1,000,000 per percentage point.
2) Federal and State royalties, if any, shall be deducted as an expense prior to calculation of the retained NSR royalty.
3) Advanced minimum royalty (AMR) payments: J-Pacific shall pay AMR payments to KM, which is cumulatively deductible from any production royalties due, under the following schedule:
a. $5,000 upon signing.
b. $10,000 at the beginning of year 2, due on or before the anniversary date.
c. $15,000 at the beginning of year 3, due on or before the anniversary date.
d. $20,000 at the beginning of year 4, due on or before the anniversary date.
e. $30,000 at the beginning of year 5 and at the beginning of each year thereafter, due on or before the respective anniversary dates.

D. Share issuance: J-Pacific shall issue shares of the company to KM, subject to exchange approval, under the following schedule:

1) 20,000 shares upon signing.
2) 30,000 shares at the beginning of year 2.

E. Mining Lease term: 10 years, renewable for additional 10-year terms with written notice from J-Pacific.

F. Option to purchase: At any time following the total expenditure of $500,000, J-Pacific may, by notifying KM and paying $20,000, exercise it's option to purchase 100% of The Property subject to the NSR Royalty, AMR payments and share issuance schedule described above.

G. Area of Interest: An Area of Interest, subject to the 3% NSR royalty described above, shall extend to all unpatented mining claims acquired by J-Pacific within three thousand (3,000) feet of the boundaries of The Property, excluding lands held by others.

H. Claim Maintenance: All filings and fees to maintain The Property will be the responsibility of J-Pacific, with copies to KM at least 30 days prior to the due dates or KM will have the option to make those filings and J-Pacific will reimburse KM twice the amount of the actual fees paid by KM within 60 days or forfeit all rights to The Property.

I. Termination:

1) J-Pacific may terminate this agreement at any time by providing written notice to KM and paying all fees, if any, due during the ninety (90) days following the date of the written notice.
2) Upon termination, J-Pacific shall deliver to KM a quit claim deed granting to KM all of J-Pacific's interest in any unpatented mining claims located by J-Pacific within the Area of Interest as defined in Paragraph F above.

J. Data: Upon termination J-Pacific shall provide KM all cores, cuttings, samples and all factual data it has generated.

K. Company will be responsible for all environmental damages caused by it and will indemnify KM for these environmental damages.

L. All terms will be binding upon the assigns, heirs, and successors of each party.

M. The parties to this agreement shall work diligently to conclude a formal Mining Lease with Option to Purchase Agreement as soon as practicable.